Exhibit 10.13

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made effective as of January 3, 2017 (the “Effective Date”), by and between DaVita Inc. (“Parent”) and one of its controlled affiliates, TRC Total Renal Care, Inc. (“Employer,” and collectively with Parent, “DaVita”) and Joel Ackerman (“Employee”).

In consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the parties hereto, intending to be legally bound hereby, agree as follows:

Section 1.Employment and Duties. Employer and Employee expect that Employee’s employment will commence on or about February 21, 2017. Employee will serve initially in the position of Senior Vice President, Finance until the close of business on the first business day following the day on which Parent files its Annual Report on Form 10-K for the year ended December 31, 2016 with the Securities and Exchange Commission, when Employee will begin serving in the position of Chief Financial Officer, provided that if Employee commences employment on or after the first business day following the day on which the Parent files such Form 10-K, he shall immediately begin serving in the position of Chief Financial Officer. Employee accepts such employment on the terms and conditions set forth in this Agreement. Employee shall report to Parent’s Chief Executive Officer and shall perform the duties of Chief Financial Officer or any additional or different duties that are similar to or consistent with that position. Initially, Employee shall work out of New York, New York, although the location is subject to change to suit business needs, provided however, that relocation of the office more than thirty-five (35) miles from its current location shall constitute “Good Reason” for Employee to resign as set forth below in this Agreement. Employee agrees to devote substantially all of his time, energy, and ability to the business of Employer on a full-time basis and shall not engage in any other business activities during the term of this Agreement, including but not limited to providing consulting services to any investment firm, such as a hedge fund, provided however, Employee may pursue other normal charitable activities so long as such activities do not interfere with his ability to perform his duties. Employee agrees that he shall not serve on the board of directors, advisory board, or similar oversight body of any other not-for-profit or for-profit company, entity or institution without the express written approval of the Chief Executive Officer or the Board of Directors. Notwithstanding the foregoing, Employer agrees that Employee may continue his role on the Board of Directors of Kindred Healthcare, Champions Oncology and One Acre Fund. Employee shall at all times observe and abide by the Employer’s policies and procedures as in effect from time to time.

Joel Ackerman Employment Agreement

Section 2.Compensation. In consideration of the services to be performed by Employee hereunder, Employee shall receive the following compensation and benefits:

2.1Base Salary. Employer shall pay Employee a base salary of $700,000 per annum, less standard withholdings and authorized deductions. Employee shall be paid consistent with Employer’s payroll schedule. The base salary will be reviewed from time to time. Employer, in its sole discretion, may increase the base salary as a result of any such review. Employer may not reduce Employee’s base salary unless the Employee authorizes it in writing or the Employer is reducing the base salary of other similarly-situated executives by a similar percentage.

2.2Benefits. Employee and/or his family, as the case may be, shall be eligible for participation in and shall receive all benefits under Employer’s health and welfare benefit plans (including, without limitation, medical, prescription, dental, disability, and life insurance) under the same terms and conditions applicable to most executives at similar levels of compensation and responsibility.

2.3Sign-On Bonus.  Employer will pay Employee a sign-on bonus of two hundred thousand dollars ($200,000), less standard withholdings and authorized deductions, within twenty-one (21) days after Employee’s first date of employment with Employer.

2.4Performance Bonus.

(a)Employee shall be eligible to receive an annual cash bonus under the short-term incentive program approved by the Parent’s Board of Directors and applicable to the company’s executive officers exposed to the requirements of Section 162(m) of the Internal Revenue Code (the “Short-Term Incentive Program”, or “STI Program”). Under the STI Program, the actual annual cash bonus amount payable to Employee for any one year (the “Bonus”) is primarily contingent on the level of the Employer’s achievement on the performance metrics specified in the Short-Term Incentive Program for that year. For fiscal year 2017, the Bonus payable to Employee in cash under the STI Program will be an amount between zero and $1,500,000. Employee shall not be eligible for any Bonus for fiscal year 2016.

(b)For Employee and other senior executives subject to the STI Program, the amounts of annual Bonuses earned are objectively and formulaically driven, further subject to negative discretion (i.e., further downward adjustment) in the sole discretion of the Board of Directors or the Compensation Committee of the Board of Directors.

(c)Subject to the terms of Section 3.3 (Other Termination), Employee must be employed by Employer (or an affiliate) on the date any Bonus is paid to be eligible to receive such Bonus and, if Employee is not employed by Employer (or an affiliate) on the date any Bonus is paid for any reason whatsoever, Employee shall not be entitled to receive such Bonus.

Joel Ackerman Employment Agreement

2.5Vacation. Employee shall have vacation, subject to the approval of his direct manager.

2.6Stock Appreciation Rights. Parent shall issue a grant to Employee of stock-settled Stock Appreciation Rights (“SSARs”) with a value of two million dollars ($2,000,000) as customarily determined by Parent. This grant shall have a five-year term and vest 50% on the third and fourth anniversaries of the grant date. The base price of the award shall be the closing price as reported on the New York Stock Exchange on the start date of Employee’s employment, or the date the SSAR grant has been formally approved by the appropriate authorized body or Officer, whichever date is later. The terms of the SSAR grant will be reflected in a separate agreement to be signed by Parent and Employee, which may include, among other terms, a noncompetition agreement.

2.7Performance Stock Units and/or Restricted Stock Units. In early 2017, at the time when Parent makes grants to its other similarly-situated senior officers, Parent will grant Employee  one million dollars ($1,000,000) in value of Employer’s Performance Stock Units (“PSUs”) and/or Restricted Stock Units (“RSUs”),  with value determined similarly to such other senior officers, subject to the following time vesting conditions: such PSUs and/or RSUs shall vest fifty percent (50%) each on approximately the third and fourth anniversaries of the grant date. The composition of the grant (i.e., the number of PSUs and/or RSUs) will be determined by Parent in its sole discretion. Parent will determine, in its sole discretion, the performance targets for any PSU grant. The terms of the PSU and/or RSU grant(s) will be reflected in a separate Performance Stock Units Agreement and/or Restricted Stock Units Agreement to be signed by Parent and Employee, and each agreement may include, among other terms, a noncompetition agreement.

2.8Management Share Ownership Policy. Employee shall review and understand the terms of the Management Share Ownership Policy with respect to all equity-based awards to the extent it applies to Employee.

2.9Return of Compensation or other Property Received in Connection with Director, Officer, Shareholder or Similar Position. All fees, compensation, other remuneration, dividends, distributions, or other property or financial benefit received by Employee in connection with Employee's position as a director, officer, member, shareholder, partner or any other similar position of any controlled or uncontrolled direct or indirect subsidiary or affiliate of Employer, or other contractual obligor to Employer or any of its subsidiaries or affiliates the obligations of which constitute revenue to Employer or any of its subsidiaries or affiliates and of which Employee beneficially owns or has the right to acquire, directly or indirectly, 10% or more of the equity interests or has the power to vote 10% or more of the voting interests, shall belong to Employer and shall be immediately remitted to Employer. Notwithstanding the foregoing, this provision shall not apply to any amounts payable to, earned by, received by or otherwise due to Employee as employment compensation from Employer or any of its subsidiaries or affiliates, or any dividends or other distributions received by Employee in Employee’s capacity as a stockholder of Parent.

Joel Ackerman Employment Agreement

2.10Indemnification. In the event that the Employee is made a party or threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he is or was a Director or officer of the Parent or Employer, or while a director or officer of the Parent or Employer is or was serving at the request of the Parent or Employer as a Director, officer, employee, or agent of another corporation or of a partnership, joint venture, trust or other enterprise, the Employee shall be indemnified and held harmless by the Parent and Employer to the fullest extent permitted under applicable law and the Parent’s bylaws, and as specifically set forth in the Parent’s bylaws, as the same exist or may hereafter be amended by Parent.

2.11Reimbursement. Employer also agrees to reimburse Employee in accordance with Employer’s reimbursement policies for travel and entertainment expenses, as well as other business-related expenses, incurred in the performance of his duties hereunder.

2.12Changes to Benefit Plans. Employer reserves the right to modify, suspend, or discontinue any and all of its health and welfare benefit plans, practices, policies, and programs at any time without recourse by Employee so long as such action is taken generally with respect to all other similarly-situated peer executives and does not single out Employee.

2.13Possible Recoupment of Certain Compensation. Notwithstanding any other provision in this Agreement to the contrary, Employee shall be subject to the written policies of the Board of Directors applicable to executives of the Employer, including without limitation any Board policy relating to recoupment or “claw back” of compensation, as they exist from time to time during the Employee’s employment by the Employer and thereafter.

Section 3.Provisions Relating to Termination of Employment.

3.1Employment Is At-Will. Employee’s employment with Employer is “at will” and is terminable by Employer or by Employee at any time and for any reason or no reason, subject to the notice requirements set forth below.

3.2Termination for Material Cause. Employer may terminate Employee’s employment for Material Cause (as defined below). Upon termination for Material Cause, Employee shall (i) be entitled to receive the Base Salary and benefits as set forth in Section 2.1 (Base Salary) and Section 2.2 (Benefits), respectively, through the effective date of such termination and (ii) not be entitled to receive any other compensation, benefits, or payments of any kind, except as otherwise required by law or by the terms of any benefit or retirement plan or other arrangement that would, by its terms, apply.

Joel Ackerman Employment Agreement

3.3Other Termination.

(a)Employer may terminate the employment of Employee for any reason or for no reason at any time upon at least thirty (30) days’ advance written notice. If prior to the first anniversary of the date Employee commences employment, Employee resigns for “Good Reason,” or Employer terminates the employment of Employee for reasons other than for death, Material Cause, or Disability, and contingent upon Employee’s execution of the Employer’s standard Severance and General Release Agreement within twenty-eight days of the termination of Employee’s employment, Employee shall be entitled to the benefits set forth in the DaVita Inc. Severance Plan, pursuant to the terms and conditions of that plan as they exist at the time of the termination of Employee’s employment.

(b)If on, or after, the first anniversary of date Employee’s employment commences, Employee resigns for “Good Reason,” or Employer terminates Employee’s employment for any reasons other than death, Material Cause, or Disability, Employee shall be entitled to receive: (i) the benefits set forth in the DaVita Inc. Severance Plan, pursuant to the terms and conditions of that plan as they exist at the time of termination of Employee’s employment; (b) a bonus in the amount Employee received for the previous year pro-rated based on the number of months served in the year that Employee’s employment is terminated; and (c) any amounts due Employee under any stock option, stock grant, or any other compensation plan, in the accordance of the terms of such plan(s).  Moreover, if the Employee timely and properly elects health continuation coverage under COBRA, the Employer shall pay for the employer portion of the cost of health continuation coverage for Employee and his dependents. Employer shall make such payments until the earliest of: (i) the eighteen-month anniversary of the Termination Date; (ii) the date the Employee is no longer eligible to receive COBRA continuation coverage; and (iii) the date on which the Employee receives/becomes eligible to receive substantially similar coverage from another employer or other source.

(c)For purposes of this provision, an Employee’s employment has been terminated when Employee is no longer providing services for Employer after a specific date or the level of bona fide services that Employee would perform (as an employee or independent contractor) after a specific date would permanently decrease to no more than 20% of the average level of bona fide services performed over the immediately preceding thirty-six month period (or the full period of service if Employee was employed for less than thirty-six months).

3.4.Change in Control Termination.  Notwithstanding any other provision contained herein, if the Employee's employment hereunder is terminated by the Employee for Good Reason or by the Employer without Material Cause (other than on account of the Employee's death or Disability), in each case at the time of, or within twelve (12) months following, a Change in Control, the Employee shall be entitled to receive the following:

(a)a lump sum payment equal to two (2) times the sum of the Employee's Base Salary and an amount equal to the bonus received for the year previous to the year in which the Termination Date occurs; and

Joel Ackerman Employment Agreement

(b)if the Employee timely and properly elects health continuation coverage under COBRA, the Employer shall pay for the employer portion of the cost of health continuation coverage for Employee and his dependents. Employer shall make such payments until the earliest of: (i) the eighteen-month anniversary of the Termination Date; (ii) the date the Employee is no longer eligible to receive COBRA continuation coverage; and (iii) the date on which the Employee receives/becomes eligible to receive substantially similar coverage from another employer or other source.

3.5Voluntary Resignation. Employee may resign from Employer at any time upon at least thirty (30) days’ advance written notice. If Employee resigns from Employer, Employee shall (i) be entitled to receive the base salary and benefits as set forth in Section 2.1 (Base Salary) and Section 2.2 (Benefits), respectively, through the effective date of such termination and (ii) not be entitled to receive any other compensation, benefits, or payments of any kind, except as otherwise required by law or by the terms of any benefit or retirement plan or other arrangement that would, by its terms, apply. In the event Employee resigns from Employer at any time, Employer shall have the right to make such resignation effective as of any date before the expiration of the required notice period.

3.6Disability. Upon thirty (30) days’ advance notice (which notice may be given before the completion of the periods described herein), Employer may terminate Employee’s employment for Disability (as defined below).

3.7Definitions. For the purposes of this Agreement, the following terms shall have the meanings indicated:

(a)“Disability” shall mean the inability, for a period of six (6) months, to adequately perform Employee’s regular duties, with or without reasonable accommodation, due to a physical or mental illness, condition, or disability.

(b)“Material Cause” shall mean any of the following: (i) conviction of a felony or plea of no contest to a felony; (ii) any act of fraud or dishonesty in connection with the performance of his duties; (iii) repeated failure or refusal by Employee to follow policies or directives reasonably established by the Chief Executive Officer of Parent or his/her designee that goes uncorrected for a period of ten (10) consecutive days after written notice has been provided to Employee; (iv) a material breach of this Agreement; (v) any gross or willful misconduct or gross negligence by Employee in the performance of his duties; (vi) egregious conduct by Employee that brings Employer or any of its subsidiaries or affiliates into public disgrace or disrepute; (vii) an act of unlawful discrimination, including sexual harassment; (viii) a violation of the duty of loyalty or of any fiduciary duty; or (ix) exclusion or notice of exclusion of Employee from participating in any federal health care program.

Joel Ackerman Employment Agreement

Termination of the Employee’s employment shall not be deemed to be for Material Cause unless and until the Employer delivers to the Employee a copy of a written notice  finding that the Employee has engaged in the conduct described in any of (i)-(viii) above. Except for a failure, breach, or refusal which, by its nature, cannot reasonably be expected to be cured, the Employee shall have fourteen (14) calendar days from the delivery of written notice by the Employer within which to cure any acts constituting Material Cause; provided however, that, if the Employer reasonably expects irreparable injury from a delay of fourteen (14) calendar days, the Employer may give the Employee notice of such shorter period within which to cure as is reasonable under the circumstances, which may include the termination of the Employee’s employment without notice and with immediate effect.

(c)“Good Reason” shall mean the occurrence of any of the following, in each case during the Employment Term without the Employee’s written consent:

i.	a material reduction in the Employee’s Base Salary other than a general reduction in Base Salary that affects all similarly situated executives in substantially the same proportions; or
ii.	a relocation of the Employee’s principal place of employment by more than thirty-five (35) miles; or
iii.	any material breach by the Employer of any material provision of this Agreement; or
iv.

the Employer’s failure to obtain an agreement from any successor to the Employer to assume and agree to perform this Agreement in the same manner and to the same extent that the Employer would be required to perform if no succession had taken place, except where such assumption occurs by operation of law; or

v.

a material, adverse change in the Employee’s title, authority, duties, or responsibilities (other than temporarily while the Employee is physically or mentally incapacitated or as required by applicable law) taking into account the Employer’s size, status as a public company, and capitalization as of the date of this Agreement.

The Employee cannot terminate his employment for Good Reason unless he has provided written notice to the Employer of the existence of the circumstances providing grounds for termination for Good Reason within sixty (60) days of the initial existence of such grounds and the Employer has had at least sixty (60) days from the date on which such notice is provided to cure such circumstances.  If the Executive does not terminate his employment for Good Reason within ninety (90) days after the first occurrence of the applicable grounds, then the Executive will be deemed to have waived his right to terminate for Good Reason with respect to such grounds.

Joel Ackerman Employment Agreement

(d)“Change in Control” shall mean (i) any transaction or series of transactions in which any person or group (within the meaning of Rule 13d-5 under the Exchange Act and Sections 13(d) and 14(d) of the Exchange Act) becomes the direct or indirect “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), by way of a stock issuance, tender offer, merger, consolidation, other business combination or otherwise, of greater than 50% of the total voting power (on a fully diluted basis as if all convertible securities had been converted and all warrants and options had been exercised) entitled to vote in the election of directors of Parent (including any transaction in which Parent becomes a wholly-owned or majority-owned subsidiary of another corporation), (ii) any merger or consolidation or reorganization in which Parent does not survive, (iii) any merger or consolidation in which  Parent survives, but the shares of Parent’s Common Stock outstanding immediately prior to such merger or consolidation represent 40% or less of the voting power of Parent after such merger or consolidation, and (iv) any transaction in which more than 40% of Parent’s assets are sold.  However, despite the occurrence of any of the above-directed events, a Change of Control will not have occurred if Kent Thiry remains the Chief Executive Officer or Executive Chair of Parent for at least one (1) year after the Change of Control or becomes the Chief Executive Officer or Executive Chair of the surviving company with which Parent merged or consolidated and remains in that position for at least one (1) year after the Change of Control.

3.8Notice of Termination. Any purported termination of Employee’s employment by Employer or by Employee shall be communicated by a written Notice of Termination to the other party hereto in accordance with Section 5 (Miscellaneous) hereof. A “Notice of Termination” shall mean a written notice that indicates the specific termination provision in this Agreement.

3.9Effect of Termination. Upon termination, this Agreement shall be of no further force and effect and neither party shall have any further right or obligation hereunder; provided, however, that no termination shall modify or affect the rights and obligations of the parties that have accrued prior to termination; and provided further, that the rights and obligations of the parties under Section 3 (Provisions Relating to Termination of Employment), Section 4 (Noncompetition, Nonsolicitation, Confidentiality and Intellectual Property Agreement), and Section 5 (Miscellaneous) shall survive termination of this Agreement.

3.10Notwithstanding any provision herein to the contrary, in the event that any payment to be made to Employee hereunder (whether pursuant to this Section 3 (Provisions Relating to Termination of Employment) or any other Section) as a result of Employee’s termination of employment is determined to constitute “deferred compensation” subject to Section 409A of the Internal Revenue Code, and Employee is a “Key Employee” under the DaVita Inc. Key Employee Policy for 409A Arrangements at the time of Employee’s termination of employment, all such deferred compensation payments payable during the first six (6) months following Employee’s termination of employment shall be delayed and paid in a lump sum during the seventh calendar month following the calendar month during which Employee’s termination of employment occurs.

Joel Ackerman Employment Agreement

Section 4:Noncompetition, Nonsolicitation, Confidentiality and Intellectual Property Agreement. Employee, contemporaneously herewith, shall enter into a Noncompetition, Nonsolicitation, Confidentiality and Intellectual Property Agreement, the terms of which are incorporated herein and made a part hereof as though set forth in this Agreement.

Section 5.Miscellaneous.

5.1Arbitration.  Any disagreement, dispute or claim arising out of or relating to this Agreement and/or Employee’s employment with DaVita which cannot be settled by the parties hereto shall be resolved by arbitration in accordance with the following provisions:  (a) the forum for arbitration shall be Denver, Colorado, (b) governing law shall be the laws of the State of Colorado, (c) the number of arbitrators shall be one (1), who shall be a retired judge; (d) arbitration shall be administered by JAMS; (e) the rules of arbitration shall be as determined by JAMS, as modified by any other instructions that the parties hereto may agree upon at the time; (f) the award rendered by arbitration shall be final and binding upon the parties hereto, and judgment on the award may be entered in any court of competent jurisdiction in the United States; (g) DaVita and Employee shall each pay fifty percent (50%) of the fees and costs charged by the arbitrator and/or JAMS.  Notwithstanding the foregoing, DaVita shall be entitled to seek equitable relief from a court of competent jurisdiction for any alleged violation of Section 4 (Noncompetition, Nonsolicitation, Confidentiality and Intellectual Property Agreement).

5.2Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives to the fullest extent permitted by applicable law any right he or it may have to a trial by jury with respect to any action directly or indirectly arising out of, under or in connection with this Agreement and/or Employee’s employment with DaVita.  Each of the parties hereto hereby (a) certifies that no representative of any other party has represented, expressly or otherwise, that such other party would not, in the event of any such action, seek to enforce the foregoing wavier; and (b) acknowledges that it has been induced to enter into this Agreement and the transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 5.2 (Waiver of Jury Trial).

5.3Entire Agreement; Amendment. This Agreement represents the entire understanding of the parties hereto with respect to the employment of Employee and supersedes all prior agreements with respect thereto. This Agreement may not be altered or amended except in writing executed by both parties hereto.

5.4Assignment; Benefit. This Agreement is personal and may not be assigned by Employee. This Agreement may be assigned by Employer and shall inure to the benefit of and be binding upon the successors and assigns of Employer.

5.5.Applicable Law. This Agreement shall be governed by the laws of the State of Colorado, without regard to the principles of conflicts of laws.

Joel Ackerman Employment Agreement

5.6Notice. Notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered by (i) personal delivery, (ii) a nationally-recognized, next-day courier service, or (iii) first-class registered or certified mail, postage prepaid addressed to Employer at its principal office and to Employee at the address listed on Employee’s invoices, provided that all notices to Employer shall be directed to the attention of the Chief Executive Officer, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

5.7Construction. Each party has cooperated in the drafting and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against any party on the basis that the party was the drafter. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

5.8Execution. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Photographic, electronic or facsimile copies of such signed counterparts may be used in lieu of the originals for any purpose.

5.9Legal Counsel. Employee and Employer recognize that this is a legally binding contract and acknowledge and agree that they have had the opportunity to consult with legal counsel of their choice.

5.10Waiver. The waiver by any party of a breach of any provision of this Agreement by the other shall not operate or be construed as a waiver of any other or subsequent breach of such or any provision.

5.11Invalidity of Provision. In the event that any provision of this Agreement is determined to be illegal, invalid, or void for any reason, the remaining provisions hereof shall continue in full force and effect.

5.12Approval by DaVita Inc. as to Form. The parties acknowledge and agree that this Agreement shall take effect and be legally binding upon the parties only upon full execution hereof by the parties and upon approval by DaVita Inc. as to the form of hereof.

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Joel Ackerman Employment Agreement

IN WITNESS WHEREOF, the parties hereto have entered into this Agreement effective as of the date and year first written above.

DAVITA INC.		EMPLOYEE

By	/s/ Kent Thiry	By	/s/ Joel Ackerman
	Kent Thiry		Joel Ackerman

Date:	01/04/17	Date:	01/04/17

Approved by DaVita Inc. as to Form:

/s/ Kathleen A. Waters
Name:	Kathleen A. Waters
Title:	Chief Legal Officer

Joel Ackerman Employment Agreement